Exhibit 10.15

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”), dated as of May 7, 2020 by and among Loeb & Loeb LLP, as escrow agent (the “Escrow Agent”), Wealthbridge Acquisition Limited, a British Virgin Islands company (the “Purchaser”) and the Shareholders (each a “Shareholder” and collectively the “Shareholders”) of Scienjoy Inc. (the “Company”).

WHEREAS, the Purchaser, the Shareholders, and the Company entered into a Share Exchange Agreement, dated October 28, 2019 (the “Share Exchange Agreement”), providing for, among other things, the Purchaser acquires 100% of the shares of Company Common Stock from the Sellers in exchange for the Closing Payment Shares in accordance with the terms set forth in the Share Exchange Agreement;

WHEREAS, pursuant to Section 11.4 of the Share Exchange Agreement, the Purchaser is required to deposit Purchaser Ordinary Shares, representing 10% of the aggregate amount of Closing Payment Shares (the “Escrow Shares”), which Escrow Shares would otherwise be issuable to the Shareholders, with the Escrow Agent on the date hereof in connection with the indemnification obligations of the Shareholders as contemplated by the Share Exchange Agreement; and

WHEREAS, pursuant to Section 2.3 of the Share Exchange Agreement, the Company and certain persons and entities entered into a Voting Agreement, dated May 7, 2020 (the “Voting Agreement”).

NOW, THEREFORE, the parties agree as follows:

1.  Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Share Exchange Agreement.

2.  Appointment and Acceptance of Escrow Agent. The Purchaser and the Shareholders hereby appoint the Escrow Agent to act, and the Escrow Agent hereby agrees to act, as escrow agent hereunder.

3.  Escrow Deposit. Concurrently with the execution of this Agreement, the Purchaser shall deposit the Escrow Shares with the Escrow Agent. The Escrow Shares will be deemed to be beneficially owned by the persons listed on Exhibit A attached hereto and shall be voted in accordance with the instructions provided by all of the Stockholders if the Stockholders provide conflicting instructions, the Escrow Agent will not vote the Escrow Shares.

4.  Disbursement of Deposit.

a.  In the event that any Purchaser Indemnitee is entitled to indemnification under the terms of Article XI of the Share Exchange Agreement, such Purchaser Indemnitee (an “Indemnified Party”) shall give the Escrow Agent and the Shareholders prompt notice of such claim (a “Claim”) against the Escrow Shares in accordance with Section 15 of this Agreement. Such notice shall describe, in reasonable detail, the Loss that has been or may be suffered by the Indemnified Party. Unless the Escrow Agent receives a timely Objection Notice (as defined below) from all of the Shareholders pursuant to Section 4, the Escrow Agent shall disburse the amount of Escrow Shares specified in the Claim notice as directed therein.

b.  In the event that the Escrow Agent receives an instruction letter signed by the Purchaser and all of the Shareholders, the Escrow Agent shall promptly distribute all or any portion of the Escrow Shares as directed by such instruction letter.

c.  In the event that any portion of the Escrow Shares (not including any amounts subject to an Objection Notice pursuant to Section 5 of this Agreement, which amounts will remain in escrow pursuant to this Agreement until disbursed in accordance with Section 5) remains in escrow with the Escrow Agent on the date that is twelve (12) months after the Closing (the “Termination Date”), the Escrow Agent shall, within five (5) Business Days following the receipt of an instruction letter from the Shareholders at any time after the Termination Date (the “Release Date”), release the remaining Escrow Shares to the Shareholders in accordance with the applicable percentage of Escrow Shares for each Shareholder indicated on Exhibit A.

5.  Dispute of Claim. The Shareholders shall have the right to dispute any Claim against the Escrow Shares within the thirty (30) day period following the Shareholders’ receipt of a copy of a Claim notice by delivering to the Escrow Agent and the Purchaser Indemnitee written notice (an “Objection Notice”) that the Shareholders disputes the matter(s) set forth in such Claim notice either with respect to the validity or the amount of the Claim (or both). Such notice shall include the basis, with reasonable specificity, of the objection. If an Objection Notice is not received within such thirty (30) day period, the Shareholders will be deemed to have waived their rights to object to the disbursement of all or any portion of the Escrow Shares pursuant to such Claim. Upon timely receipt of an Objection Notice, Escrow Agent shall take no action with respect to the Claim, except upon receipt of joint written instructions from all of the Shareholders and such Purchaser Indemnitee or by a final non-appealable order of a court of competent jurisdiction (“Final Order”). Escrow Agent shall promptly follow such instructions or Final Order upon receipt thereof. Escrow Agent shall be entitled to receive an opinion of counsel (which will be paid for by the Purchaser) that such Final Order is final and binding. If the amount necessary to satisfy any disputed Claim, as ultimately determined via joint written instructions or Final Order, is in excess of the Escrow Shares, then Escrow Agent shall pay over the Escrow Shares pursuant to the joint written instructions or Final Order, but shall in no way be responsible for any such excess.

6.  Liability of Escrow Agent. Escrow Agent shall be liable only for its bad faith or willful misconduct and not for any act done or omitted by it hereunder in good faith. The parties hereto agree that Escrow Agent will not be called upon to construe any contract or instrument. Escrow Agent is authorized to comply with and obey laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator; provided, however, that Escrow Agent shall, to the extent practicable, give each of the other parties hereto reasonable notice of its intention to comply with or obey any such law, order, judgment, decree, or regulation and the opportunity to object to such intention to comply or obey (for which Escrow Agent shall be entitled to indemnification as provided in this Agreement); provided, further, that Escrow Agent shall not be required to give any such notice if, in its reasonable judgment, a delay in complying or obeying any such law, order, judgment, decree, or regulation would prejudice any rights of Escrow Agent or subject it to any liability. If Escrow Agent complies with or obeys any such law, order, judgment, decree, or regulation, Escrow Agent shall not be liable to any of the parties hereto or to any other person even if such law, order, judgment, decree, or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law.

7.  Actions Protected. Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, waiver, consent, certificate, receipt, authorization, power of attorney, instruction, request or other paper or document (each a “Notice”), furnished to it hereunder and believed by it to be genuine. If Escrow Agent receives a Notice under which some action is to be taken by it, it shall not be required to act thereon until it has had an opportunity, if it so desires and in its sole discretion, to investigate the authenticity of such Notice.

8.  Legal Counsel. Escrow Agent may consult with and obtain advice from legal counsel of its own choice in the event of any question as to the provisions hereof or its duties hereunder and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Shareholders acknowledge that Loeb & Loeb LLP acts as counsel to the Purchaser and may continue to serve in that capacity, and neither anything contained herein, the execution or delivery hereof by Escrow Agent, nor the performance by Escrow Agent of its duties hereunder shall in any way affect or require termination of such relationship and the Shareholders hereby waive any conflict or potential conflict resulting from such representation. Escrow Agent shall be fully protected in acting in good faith, including without limitation acting in accordance with the opinion and instructions of legal counsel, including attorneys at Loeb & Loeb LLP.

9.  No Other Duties. Escrow Agent shall have no duties arising from this Agreement except those expressly set forth herein, and it shall not be bound by any notice of claim or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation revision or rescission of this Agreement, unless received by it in writing in conformity with the provisions hereof, and, if Escrow Agent's duties hereunder are affected, unless it shall have given its prior written consent thereto. Escrow Agent shall not be bound by any assignment by the Purchaser or by the Shareholders of any rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor.

10.  Compensation of Escrow Agent; Indemnification. Except as specifically set forth herein, Escrow Agent shall receive no compensation for its services under this Agreement. Notwithstanding the foregoing, the Purchaser and the Shareholders, jointly and severally, agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability, damage or expense incurred by Escrow Agent arising out of, or in connection with, this Agreement, any litigation arising in connection with this Agreement or any transaction related in any way hereto, including but not limited to attorneys' fees and other costs and expenses of defending itself against any claim of liability, except for liability or expense resulting from the bad faith, willful misconduct or gross negligence of Escrow Agent.

11.  Payment of Expenses. The Purchaser shall be responsible for the reasonable out-of-pocket expenses of Escrow Agent incurred by it in connection with its acting as escrow agent hereunder.

12.  Termination. Escrow Agent's responsibilities and liabilities hereunder, except as a result of its own bad faith, willful misconduct or gross negligence, will terminate upon distribution of all Escrow Shares held by Escrow Agent in accordance with the provisions of this Agreement.

13.  Successor Escrow Agents. Escrow Agent has the right to, and may, at any time, resign and be discharged from its duties hereunder by giving notice in writing of such resignation, specifying a date (no earlier than ten (10) business days after the giving of such notice) when such resignation shall take effect. If the other parties hereto do not appoint a substitute escrow agent prior to the effective date of Escrow Agent's resignation, Escrow Agent shall appoint a successor escrow agent, or, if Escrow Agent is unable to make such an appointment, may deposit the Escrow Shares with a court of appropriate jurisdiction, and thereupon Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

14.  Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

15.  Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) transmitted by facsimile or e-mail or (c) mailed by first class, overnight or certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other address as a party shall hereafter specify by notice to the other parties:

If to the Purchaser, to:

Unit B, 17/F Success Commercial Building

245-251 Hennessy Road

Wanchai, Hong Kong

Attn: Yongsheng Liu

Tel: (86) 186-0217-2929

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Giovanni Caruso, Esq.

Email: gcaruso@loeb.com

Fax: (212) 407-4866

If to the Shareholders:

If to Lavacano:

#1101, Unit 1, Building 6

No. 2, Xibahe Dongli

Chaoyang District

Beijing, P.R. China

Attn: Xiaowu He

xiaowu.he@scienjoy.com

If to WBY:

#23E, Building D

Rongzunbao International Club

No.8, Kehui Road, Chaoyang District

Attn: Bo Wan

bo.wan@scienjoy.com

If to Escrow Agent:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Giovanni Caruso, Esq.

Email: gcaruso@loeb.com

Fax: (212) 407-4866

All such notices and communications shall be deemed to be effective and to have been delivered on (i) the date of delivery thereof if delivered in person, (ii) one day after a facsimile or e-mail is sent, provided that an appropriate electronic confirmation is received, (iii) 24 hours after being sent by overnight courier, or (iv) on the third business day after the mailing thereof to the last known address of the recipient, except that notice of change of address shall be effective only upon receipt or upon refusal to accept delivery thereof.

16.  Recovery of Attorneys' Fees and Court Costs. In the event of a dispute concerning the disbursement or distribution of the Escrow Shares which dispute is resolved by a court order, the prevailing party shall be entitled to recovery of its reasonable attorneys' fees, court costs, and other related expenses incident to such cause of action from the other party.

17.  Entire Agreement. This Agreement, together with the Share Exchange Agreement and the Voting Agreement, as referenced herein, constitutes the entire agreement among the parties and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof. Any party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

18.  Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall (a) confer on any person other than the parties, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties' partners or participants in a joint venture. Escrow Agent shall not be obliged to recognize any such succession or assignment until written evidence thereof shall have been received by it.

19.  Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, in light of the tenor of this Agreement, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20.  Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

21.  Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof.

22.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument and any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterparts.

23.  Headings. The headings of the foregoing paragraphs of this Agreement are inserted herein for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Escrow Agent:

LOEB & LOEB LLP

By:	/s/ Giovanni Caruso
Name:	Giovanni Caruso
Its:	Partner

Purchaser:

WEALTHBRIDGE ACQUISITION LIMITED

By:	/s/ Yongsheng Liu
Name:	Yongsheng Liu
Title:	Chief Executive Officer

Shareholders:

WBY ENTERTAINMENT HOLDINGS LTD.

By:	/s/ Bo Wan
Name:	Bo Wan
Title:	Director

LAVACANO HOLDINGS LIMITED

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Director

EXHIBIT A

Shareholder	Percentage
WBY Entertainment Holdings Ltd.	20%

Lavacano Holdings Limited	80%